Exhibit 99.1

POLAR POWER ANNOUNCES MANAGEMENT RESTRUCTURING WITH NEW CEO ALIGNMENT

GARDENA, Calif., Oct. 12, 2026 (GLOBE NEWSWIRE) — Polar Power, Inc. (NASDAQ: POLA) (the “Company” or “Polar Power”), a global provider of prime, backup and solar hybrid power solutions, today announced a new management structure for office of the CEO. The Company will now operate with the public company and market facing responsibilities being assigned to Chris Mayer as Co-CEO. Arthur Sams will remain with the Company as Co-CEO with responsibility for sales, engineering and manufacturing within Polar Power.

Chris Mayer joins the Company with significant experience in manufacturing, public markets, finance and go-to market strategies. His responsibilities are to lead the corporate strategy, financial performance, commercial growth and capital markets activity including investor relations. He also has responsibility for strategic investments and subsequent funding.

As Polar Power is facing numerous opportunities for growth, with specific emphasis on telecom, data center and growth initiatives in the defense industry, Polar Power needed a structure that allows for increased scalability and intense focus on product performance and quality. It also allows management to focus on financial discipline and performance.

Chris Mayer, Co-CEO of Polar Power, commented:

“I am excited about the opportunities for growth and profitability with Polar Power. We have a base of existing customers that are continuing to grow, while now facing opportunities which represent massive growth and scale for the future of the Company. It is an exciting time to join Polar Power, and I look forward to working with Arthur to scale the Company for the future”.

About Polar Power, Inc.

Polar Power, Inc. (NASDAQ: POLA) designs, manufactures and sells direct-current power systems and related technologies for telecommunications, data centers, defense, EV charging, microgrids and other distributed power markets. The Company is headquartered in Gardena, California.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other matters, the Company’s business opportunities, growth prospects, strategic alternatives and efforts to maximize shareholder value. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including risks described in the Company’s filings with the Securities and Exchange Commission. Polar Power undertakes no obligation to update forward-looking statements except as required by law.

Media and Investor Relations

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

Email: ir@polarpowerinc.com

www.polarpower.com